Exhibit 99.1

Transphorm Appoints Cindi Moreland to Board of Directors

GOLETA, Calif.—October 20, 2021—Transphorm, Inc. (“Transphorm” or the “Company”) (OTCQB: TGAN)—a pioneer in and global supplier of high reliability, high performance gallium nitride (GaN) power conversion products—today announced the appointment of Cindi Moreland to the Company’s Board of Directors, effective October 20, 2021.

Ms. Moreland has over 30 years of experience working as an attorney within the technical field. Having counseled public and private companies, both domestically and internationally, Ms. Moreland is a recognized expert across the technology sector for her informed guidance on legal matters, such as SEC/SOX compliance, intellectual property and risk management. She currently serves as the general counsel of Care.com, an online marketplace for various care services and a subsidiary of IAC/InterActiveCorp (NYSE: IAC). Previously, Ms. Moreland served as the Vice President, General Counsel and Chief Compliance Officer for Samsung Mobile USA. Prior roles also include Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Applied Micro, and General Counsel of Motorola, Inc.’s semiconductor unit. Ms. Moreland holds both a Bachelor of Arts and Juris Doctorate from the University of Mississippi.

“Cindi is well known in the industry for her legal expertise and corporate counsel, and we are excited to welcome her as our newest independent director,” stated Mario Rivas, Transphorm’s Chief Executive Officer. “Having worked together previously while at Motorola Semiconductors, I have first-hand insight to the value of her guidance as well as the depth of her legal knowledge. She brings a wealth of complementary experience to Transphorm’s existing Board, which will play an important role as we continue to grow as a public company. Together with the additions of Ms. McFarland and Ms. Smales earlier in the year, this appointment demonstrates our ongoing commitments to board diversification and further strengthening the breadth, talent, knowledge and background of our directors.”

Concurrent with Ms. Moreland’s appointment, Brittany Bagley has stepped down from Transphorm’s Board of Directors. Ms. Bagley’s resignation is not due to any disagreement relating to the Company’s operations, policies or practices, and primarily relates to a desire to dedicate more time to other existing full-time career commitments.

Mr. Rivas further commented, “On behalf of the Board and the entire company, I want to extend our utmost gratitude to Brittany for her loyal service and significant contributions over the past six years. She has been incredibly generous with her time and commitment to the company, while helping to prepare and position Transphorm to lead the GaN revolution, and we wish her the very best in her future business pursuits.”

About Transphorm, Inc.
Transphorm, Inc., a global leader in the GaN revolution, designs and manufactures high performance and high reliability GaN semiconductors for high voltage power conversion applications. Having one of the largest Power GaN IP portfolios of more than 1,000 owned or licensed patents, Transphorm produces the industry’s first JEDEC and AEC-Q101 qualified high voltage GaN semiconductor devices. The Company’s vertically integrated device business model allows for innovation at every development stage: design, fabrication, device, and application support. Transphorm’s innovations are moving power electronics beyond the limitations of silicon to achieve over 99% efficiency, 40% more power density and 20% lower system cost. Transphorm is headquartered in Goleta, California and has manufacturing operations in Goleta and Aizu, Japan. For more information, please visit www.transphormusa.com. Follow us on Twitter @transphormusa and WeChat @ TransphormGaN.

Investor Contacts:
Shelton Group
Brett Perry | Leanne Sievers
1-214-272-0070 | 1-949-224-3874
sheltonir@sheltongroup.com

Company Contact:
Cameron McAulay
Chief Financial Officer
1-805-456-1300 ext. 140
cmcaulay@transphormusa.com